EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (File Number 333-130291) on Form S-8 of Heritage Financial Group of our report dated March 23, 2007, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-KSB of Heritage Financial Group for the year ended December 31, 2006.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
March 23, 2007